Exhibit 10.21

Consultancy Agreement

This Consultancy Agreement (the “Agreement”) is entered into By and Between:

P.V. NanoCell Ltd., with head office at 8 Hanapach St., Southern Industrial Zone, Migdal HaEmek, Israel (the “Company”); and

Andrei Rosenfeld, of 9 Clos de Wagram 1180, Brussels, Belgium (the “Consultant”)

Whereas	the Company is engaged in research, development, production, marketing and commercialization of technologies and products in the field of nano particles materials for printing Solar cells (the “Field”);

Whereas	the Company wishes to retain the Consultant to provide the Services (as defined below), and the Consultant agrees to provide these Services; and

Whereas	the Consultant represents that it has the knowledge, expertise and experience in providing consultation and other support identical to the Services required by the Company.

Now, Therefore, the parties have agreed as follows:

1.	Consultancy Agreement

1.1	The Company hereby retains the Consultant in order to provide the Company with the services as described in the attached Schedule A (the “Services”) as of January 1, 2012 (the “Effective Date”), and the Consultant agrees to provide the Company with the Services at such scope, times and places as are agreed from time to time between the Company’s authorized representative and the Consultant.

1.2	The Consultant may not employ/retain other persons for the performance of the Services, nor may he assign or sub-contract the performance hereunder to any third party, without the prior written consent of the Company.

1.3	The Consultant agrees to dedicate its time to the extent agreed upon between the parties and to dedicate its best experience, talent, expertise and knowledge for the provision of the Services, and to perform the Services in a loyal and dedicated manner, and in accordance with the Company’s policies and instructions, as updated from time to time, provided such policies and instructions have been brought to the Consultant’s attention. The parties acknowledge that the Consultant may conduct other business activities provided that during the term of this Agreement the Consultant shall not engage in any activity, commercial or otherwise, if such activity can reasonably be expected to create or assist a conflict of interests or competition with the Company in the Field.

1.4	The Consultant is an independent contractor. The parties do not intend, and this Agreement and the performance hereunder shall not be construed to give effect to employment, partnership, joint venture or agency relations between the parties.

1.5	The Consultant nor anybody on its behalf are allowed to obligate and/or bind the Company in any way and/or to create any commitments on the Company’s behalf, except as required for the performance of the Services and as authorized in writing by the Company.

1.6	The Consultant declares to the Company that it is under no restrictions towards any third party as to the rendering of the Services to the Company and execution of this Agreement.

2.	Remuneration

2.1	In consideration of the Services to the Company and the Consultant’s other obligations hereunder, the Company will issue to the Consultant at the first closing of the next equity investment round in the Company ("Next Round"), options to purchase ordinary shares of the Company par value NIS 0.01 each, in such amount that shall comprise 2% of the issued outstanding shares of the Company following the closing of the Next Round, pursuant to the Company’s 2010 Option Plan and the option award agreement to be executed by Consultant.

The Exercise price of the options shall be the price per share of the most senior shares issued at the Next Round.

The Options shall vest as follows: 1/4 shall vest upon issuance and 3/4 shall vest every 6 months over additional 18 months.

If there is no Next Round by 31 December 2013, the Parties will discuss the number of options to be granted to the Consultant, and their exercise price.

2.2	The Consultant shall be reimbursed for extraordinary out of pocket expenditures incurred by it in connection with the performance of the Services, subject to prior written approval of the Company.

2.3	The Consultant shall bear all tax implications arising to it as a result of providing the Services and receiving the options and, if applicable, with respect to out of pocket expenses as set out in Sections 2.1 and 2.2 above.

2.4	The Company shall withhold taxes as required by applicable laws to the extent applicable.

2.5	The parties confirm that the above options and limited out of pocket expenses are the full and exclusive consideration due to the Consultant for the Services hereunder.

3.	Secrecy and other Intellectual Property Issues

The Consultant undertakes to execute, perform and abide by the Secrecy and Intellectual Property Undertaking as attached hereto as Schedule B.

4.	Period of the Agreement

4.1	This Agreement is made for an undefined period. Each party may, at any time, terminate this Agreement by a Sixty (60) days prior written notice to the other party. During such notice period the Consultant shall continue to provide Services only in the scope and as requested by the Company.

4.2	Notwithstanding the above, the Company may terminate this Agreement with immediate effect for Cause (as defined below) during the term of Services.

The term “Cause” in this Agreement shall be defined as any of the following events or acts of the Consultant: (a) a material breach of the Agreement which has not been remedied within 14 days of written notice, (b) breach of confidence, loyalty or unauthorized disclosure or use of the Group’s or third parties’ intellectual properties, (c) serious and continuing breach of work behavior rules, (d) continuing and unjustified refusal to carry out work assignments, (e) self-dealing, embezzlement or misappropriation of the Company’s property or serious damage to the Company’s property which is intentionally caused, (f) gross negligence or misconduct, (g) criminal behavior as determined by a court of law except traffic violations.

4.3	The termination of this Agreement will not entitle either party to any compensation.

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5.	General Provisions

5.1	The preamble to this Agreement and the appendices attached hereto form an integral and inseparable part of this Agreement.

5.2	This Agreement forms the complete and exclusive agreement between the parties as to its subject matter; and it cancels any prior verbal or written agreement related thereto. Any change to this Agreement requires a duly signed document.

5.3	Any notice sent by one party to the other by registered mail will be deemed to have been received on the 3rd business day after the day of mailing. Fax and electronic messages will be deemed to have been received on the business day following the day of transmission.

5.4	The failure or delay of either party to require the performance of any term under this Agreement, or the waiver by either party of any breach under this Agreement, shall not prevent subsequent enforcement of such terms, nor be deemed a waiver of any subsequent or prolonged breach.

In witness hereof the parties sign and execute this Agreement as of the Effective Date

/S/ Dr. Fernando de la Vega	/S/ A. Rosenfeld
P.V. NanoCell Ltd.	The Consultant

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SCHEDULE A

THE SERVICES

Pursuant to Section 1.1 to the Agreement, the Services to be provided by the Consultant to the Company shall be deemed to include the following:

1.	Guide the Company in developing and building the Company.

2.	Assisting the Company in defining and developing its future business strategy.

3.	Provide the Company with services regarding guidance and assistance with recruitment of key employees.

4.	Participate and help with commercial negotiations with potential partners and customers of the Company.

5.	Assist the Company in establishing high level industry contacts, and anything else that can help the Company to achieve success.

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SCHEDULE B

SECRECY AND INTELLECTUAL PROPERTY UNDERTAKING

In consideration of the disclosure by the Company to Consultant of information relating to the Services and the remuneration received by the Consultant as set out in Section 2 of the Agreement, the Consultant agrees as follows:

1.	The term "Proprietary Information" means all and any information concerning the Services, technical, business, marketing, financial, administrative, management and commercial information related to the Company or its subsidiaries, its products, current or prospective, knowhow, technology, trade secrets, software, copyright, process, commercial relations, actual and potential clients and suppliers, business or other plans, and any other information of a proprietary or confidential nature. Without derogating from the generality of the above, information which by nature is deemed to be proprietary and non-public information and any information discussed and presented at any meeting of the Company or a meeting in connection with the Company in which the Consultant attended shall also be recognized as Proprietary Information.

2.	The term "Proprietary Information" does not include information which is, at the date of signature hereof or thereafter (i) becomes public domain, through no act or omission by the Consultant, (ii) information which was known to Consultant prior to its disclosure, (iii) information which was disclosed by the Company to a third party without a duty of confidentiality on such third party, provided that the said disclosure was not made by the Consultant, on behalf of the Company, without the Company’s prior written consent, (iv) information developed independently by Consultant without use of the Proprietary Information, (v) information which is or becomes generally known in the industry to which it pertains through no act or omission by the Consultant, (vi) information which is required to be disclosed under operation of law, and (vii) information received by Consultant at any time from other sources that were legally entitled to receive and transfer the information.

3.	Proprietary Information is recognized by Consultant as being confidential and the exclusive and sole property of the Company.

4.	The Consultant undertakes to maintain the confidentiality of the Proprietary Information, not to disclose it or make it available to any third party nor to make any use or enable others to make any use thereof other than for purposes of the Services, without the express prior written approval of the Company. The confidentiality obligations contained herein will remain valid and binding regardless of the termination of the Agreement.

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5.	Without derogating from the aforesaid in Section 1 above, all intellectual properties (including copy rights and moral rights, if applicable) that may be created/achieved by Consultant (by itself or together with others) throughout the term of this Agreement in the course of furnishing the Services for the Company, including without limitation, opinions, reports and other documents, information or know-how (collectively, the “IP”), shall be the exclusive property of the Company. The Consultant will assist the Company in securing and perfecting the Company’s rights in the IP. Without derogating from the above, the Consultant hereby assigns and transfers to the Company its entire right, title and interest in and to such IP and will execute patent applications and assignments as may be requested by the Company (whether during or after the consultancy period) to confirm and register the Company's ownership thereof without any further consideration, whether in accordance with the Israeli Patent Law of 1967, or whether based on any other right or reason.

6.	The Consultant shall not use any third party's intellectual property in performance of the Services. During the period of this Agreement, the Consultant shall not engage in any professional activity, commercial or otherwise, which is in direct conflict of interest or direct competition with the Company. In case such activity occurs, the Consultant must immediately inform the Company of said activity, and consequently the Company may, at its sole discretion, terminate this Agreement with immediate effect.

7.	Upon termination of the Agreement, the Consultant shall immediately return to the Company or delete from its network all materials of any kind (whether in written or electronic form, computer files or otherwise) concerning the Proprietary Information, including all copies thereof, and the Consultant shall not retain any copies of such materials and shall erase such from all of the Consultant’s files and records in any format.

In Witness hereof the parties sign and execute this Schedule 2 as of the Effective Date.

/S/ Dr. Fernando de la Vega	/S/ A. Rosenfeld
P.V. NanoCell Ltd.	Consultant

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